Filed Pursuant to Rule 433
Registration Nos. 333-139913
333-139913-04
PNC Capital Trust E
$450,000,000
7 3/4% Trust Preferred Securities
(liquidation amount $25 per security)
fully and unconditionally guaranteed, as described in the prospectus supplement, by
The PNC Financial Services Group, Inc.
Summary of Final Terms

Issuer:	PNC Capital Trust E (the “Trust”), a Delaware statutory trust, the sole asset of which will be the 7 3/4% Junior Subordinated Notes due March 15, 2068 (the “JSNs”) issued by The PNC Financial Services Group, Inc.

Guarantor:	The PNC Financial Services Group, Inc.

Title of Trust Preferred Security:	7 3/4% Trust Preferred Securities

Aggregate Number of Trust Preferred Securities:	18,000,000

Aggregate Liquidation Amount of Trust Preferred Securities:	$450,000,000

Over-allotment option:	None

Liquidation Amount per Trust Preferred Security:	$25

Aggregate Principal Amount of JSNs to be Purchased by the Issuer underlying the Trust Preferred Securities:	$450,010,000

Price to Public:	$25 per Trust Preferred Security

Proceeds to Issuer:	$450,000,000

Underwriting Discount:	$0.7875 per Trust Preferred Security

Underwriting Discount for Sales to Certain Institutions:	$0.5000 per Trust Preferred Security

Net Proceeds to Guarantor:	$437,974,637.50 before expenses

Trade Date:	February 6, 2008

Settlement Date:	February 13, 2008 (“T+5”)

Maturity Date:	March 15, 2068

Scheduled Redemption Date:	March 15, 2038

Optional Early Redemption:	If the Guarantor repays or redeems the JSNs, the Trust will use the proceeds of such repayment or redemption to redeem the Trust Preferred Securities. Subject to the approval of the Federal Reserve if then required, the Guarantor may redeem the JSNs at any time on or after March 15, 2013, or at any time before March 15, 2013 if certain changes occur relating to the capital treatment or tax treatment of the JSNs, investment company laws or the rating agency equity credit accorded to the Trust Preferred Securities as described in the preliminary prospectus supplement dated February 6, 2008 (“Preliminary Prospectus Supplement”).

Distribution Period:	Quarterly

Distribution Dates:	March 15, June 15, September 15 and December 15, beginning June 15, 2008

Accrual Date for Distributions on Trust Preferred Securities and Interest on JSNs:	February 13, 2008

Annual Interest Rate on the JSNs:	7 3/4%

Deferral Provisions:	Interest on the JSNs and distributions on the Trust Preferred Securities will be deferrable as described in the Preliminary Prospectus Supplement.

Annual Rate at which Deferred Interest on JSNs and Deferred Distributions on Trust Preferred Securities will Accumulate:	7 3/4%

Shares Available for Issuance:	The Guarantor will be required to use commercially reasonable efforts to seek shareholder consent to increase the number of its authorized shares if the “shares available for issuance” (as defined in the Preliminary Prospectus Supplement) falls below the greater of 6,000,000 shares (as adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction) and three times the number of shares the Guarantor would need to pay a certain amount of deferred interest as described in the Preliminary Prospectus Supplement.

CUSIP for Trust Preferred Securities:	69350S 208

Expected Listing for Trust Preferred Securities:	NYSE under the symbol “PNH”

Joint Book-Runners:	Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Senior Co-Manager:	UBS Securities LLC
The issuer and the guarantor have filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. Incorporated at 1-866-718-1649, Citigroup Global Markets Inc. at 1-877-858-5407, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.
Preliminary Prospectus Supplement Dated February 6, 2008
Prospectus Dated February 6, 2008

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